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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Hermes Europe Railtel (Holdings) B.V.            --- The Netherlands

Beheer-en Beleggingsmaatschappij Vesto B.V.      --- The Netherlands

Hermes Europe Railtel (Ireland) Limited          --- Ireland

Hermes Europe Railtel (Network) Limited          --- Ireland

HER Network Services B.V.B.A                     --- Belgium

Hermes Europe Railtel (UK) Limited               --- United Kingdom

Hermes Europe Raitel (Germany) GmbH              --- Germany

Hermes Europe Railtel (France) Sarl              --- France

Hermes Europe Railtel (Italy) s.r.l.             --- Italy

Hermes Europe Railtel (Spain) S.L                --- Spain